Exhibit 10.1

April 17, 2015

Brad A. Leist
27431 Villa Mountain Court

Fulshear, Texas 77441

Dear Brad:

It is my pleasure to extend the following offer of employment to you on behalf of IGNITE RESTAURANT GROUP, INC (the “Company”). Details of the offer:

Title:	Chief Financial Officer

Key Responsibilities:

●	Supervise all Company accounting practices, budget preparations, financial reporting, and tax and audit functions;
●	Direct financial strategy, planning and forecasting;
●	Lead Company treasury functions;
●	Manage relationships with analysts and investors;
●	Prepare and communicate analyses indicating performance strengths and weaknesses of the organization and each of its operating brands.

This list of key responsibilities is not all inclusive, and is subject to change at the discretion of the Chief Executive Officer or the Board of Directors.

Supervisor:	Ray Blanchette, President and Chief Executive Officer

Base Salary:	You will be paid $10, 576.92, which annualizes to $275,000 subject to deductions for taxes and other withholdings as required by or policies of the Company.

Targeted Bonus:	50% of base salary based on achieving individual and Company performance goals.

Equity Award:

The Compensation Committee has recommended and the Board of Directors has approved a grant of 25,000 SARS and 15,000 restricted shares of “IRG,” with 25% annual vesting on the annual anniversary date of the grant. The issue price will be the closing price of “IRG” on the NASDAQ on April 16, 2015. Please note that there are restrictions on this grant.

Severance Protection:

If your employment with the Company is terminated by the Company without Cause, and subject to your execution of a general release of all claims and rights that you may have against the Company and its affiliates and their respective officers, directors, and employees, the Company will pay you an amount equal to your then current base salary for a period of nine (9) months, according to the payroll payment dates in effect as of the date of termination.

“Cause,” as used herein, means termination of your employment because of (i) fraud; (ii) material misrepresentation not including any exercise of business judgment in good faith relating to the performance of your duties to the Company; (iii) material failure to follow the Company’s conduct and ethics policies that have been provided or made available to you; and/or (iv) your material breach of this Agreement.

The Company guarantees that this Severance Protection benefit will remain in place in the event of a Change of Control.

Car Allowance:	You will receive $392.31 bi-weekly as a car allowance, which annualizes to $10,200. Mileage for business-related travel will be reimbursed at a discounted rate and is adjusted quarterly.

Paid Time Off (PTO)

Upon your first day as Chief Financial Officer, you will begin accruing vacation days that you may use at any time during the year. During your first year, you will earn vacation days at an annual rate of twenty (20) days. In addition, each year you will receive three (3) sick days and three (3) personal days. Further, the Company recognizes nine paid holidays.

Benefits:	You are eligible for the Company’s Health/Welfare Benefits Plan containing standard benefits including medical, life, dental, LTD, and Flexible Spending Accounts (Section 125) as per Company policy.

Phone Allowance:	You will receive an annual communication allowance of $2,000.

Additional Executive Benefits:	100% Dining Discount at all Ignite Restaurants for your and your guests.

Start Date:	April 17, 2015.

This offer letter represents the entire agreement between you and IGNITE RESTAURANT GROUP, INC. This offer letter is not a contract of employment guaranteeing any set length of employment. The Company is an at-will employer. You and IGNITE RESTAURANT GROUP, INC. have the right to terminate the relationship at any time, with or without cause.

Your signature below indicates your agreement to all of the aforementioned terms.

Best Regards,

/s/ Raymond A. Blanchette III

Raymond A. Blanchette III

President & Chief Executive Officer

Agreed and acknowledged:

Printed name:	Brad Leist

Signature:	/s/ Brad Leist

Date:	4/17/15